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                                                                     Exhibit 2.2


                             CERTIFICATE OF MERGER
                                      OF
                                 TELARC, INC.
                                     INTO
                        SOFTWARE.COM ACQUISITION, INC.

     Software.com Acquisition, Inc., a Delaware corporation, hereby certifies, that:

     1. The constituent corporations are: Telarc, Inc., a New York corporation, and Software.com Acquisition, Inc., a Delaware corporation.

     2. An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 252(c) of the Delaware General Corporation Law.

     3. The surviving corporation (the "Surviving Corporation") shall be Software.com Acquisition, Inc., which shall change its name to Software.com Telarc, Inc.

     4. The Certificate of Incorporation of Software.com Acquisition, Inc. shall continue to be the Certificate of Incorporation of the Surviving Corporation except that the First Article is to be amended to read as follows:

     "The name of the corporation is Software.com Telarc, Inc. (the "Corporation")."

     5. An executed copy of the agreement of merger is on file at an office of the Surviving Corporation, the address of which is as follows: 525 Anacapa Street, Santa Barbara, California, 93101.

     6. A copy of the agreement of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     7. The authorized capital stock of Telarc, Inc. is 200 shares of Common Stock, no par value.

Dated: October 20, 1999.

                                        SOFTWARE.COM ACQUISITION, INC.


                                        By: /s/ Valdur Koha
                                            ----------------------
                                            Valdur Koha, President